Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Merrill Lynch & Co., Inc. on Form S-8 related to the Merrill Lynch & Co., Inc. 2007 Deferred Compensation Plan for a Select Group of Eligible Employees of our reports dated February 27, 2006, relating to the consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 30, 2005.
/s/ Deloitte & Touche LLP
New York, New York
May 12, 2006

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